UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2021

SYNDAX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37708	32-0162505
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Building D, Floor 3 35 Gatehouse Drive Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 419-1400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SNDX	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☑

Item 8.01.	Other Events.

Closing of Stock Purchase Agreement

As previously disclosed on September 24, 2021, Syndax Pharmaceuticals, Inc. (the “Company”) entered into a Collaboration and License Agreement (the “Collaboration Agreement”) and a Stock Purchase Agreement (the “Purchase Agreement”) with Incyte Corporation (“Incyte”). Pursuant to the Purchase Agreement, subject to the satisfaction of certain closing conditions, the Company agreed to issue directly to Incyte in a registered direct offering (the “Offering”), 1,421,523 shares of the Company’s common stock for an aggregate purchase price of $35 million, or $24.62 per share. The Company closed the Offering on December 9, 2021. The net proceeds from the Offering, after deducting estimated expenses, were approximately $34.9 million. No underwriter or placement agent participated in the Offering.

The Offering was made pursuant to the Company’s shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), which became automatically effective upon filing on March 24, 2021 (File No. 333-254661), as supplemented by the prospectus supplement filed with the SEC on December 9, 2021.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Purchasers. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of a specific date, were solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties.

The Purchase Agreement is filed as Exhibit 10.1, and the description of the terms of the Purchase Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the common stock in the Offering is filed herewith as Exhibit 5.1.

Collaboration Agreement with Incyte Corporation

On December 9, 2021, the Company and Incyte entered into a letter agreement memorializing how the parties would work together in the event that the government intervened in the proposed collaboration.  Pursuant to the letter agreement, the parties agreed, in part, (i) to permit Incyte to terminate the Collaboration Agreement through September 2022 if, prior to March 23, 2022, either party for the first time receives a formal request from either the Federal Trade Commission or the Department of Justice, Antitrust Division, regarding the Incyte Agreement (the “Termination Right”), and (ii) to provide the parties with a mechanism to settle any gain or loss related to Incyte’s equity investment in the Company solely in the event that Incyte exercises its Termination Right. If Incyte exercises its Termination Right, (x) the Company will refund to Incyte the $117 million upfront initial license fee and any payments made by Incyte for royalties, milestones and development costs and any other amounts paid by Incyte to the Company under the Collaboration Agreement, and (y) the Company will waive any remaining lock-up restrictions and Incyte will sell the shares of the Company’s common stock that it purchased in connection with its equity investment in the Company. Following the sale of its shares, Incyte will remit to the Company any gain that it received, or, alternatively, the Company will repay Incyte for any loss that it incurred, in each case in connection with the sale of the shares. The Termination Right expires if the parties do not receive a formal request before March 23, 2022. To date, the parties have not received any formal request from either the Federal Trade Commission or the Department of Justice, Antitrust Division.

The foregoing description of the letter agreement does not purport to be complete and is qualified in its entirety by the full text of the agreement. The Company intends to file a copy of the letter agreement with its Annual Report on Form 10-K for the year ending December 31, 2021.

Updated Risk Factor

On December 9, 2021, the Company filed with the Securities and Exchange Commission (“SEC”) a prospectus supplement in connection with the Offering. The prospectus supplement contains an update to certain risk factors. Accordingly, the Company is filing this information with this Current Report on Form 8-K for the purpose of supplementing and updating disclosures contained in the Company’s prior filings with the SEC, including those discussed under the heading “Item 1A. Risk Factors,” in the Company’s most recent Quarter Report on Form 10-Q for the quarter ended September 30, 2021, filed with the SEC on November 15, 2021. The updated risk factor is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
5.1	Opinion of Cooley LLP

Exhibit No.	Description
23.1	Consent of Cooley LLP (included in Exhibit 5.1)
10.1

Purchase Agreement, by and between the Company and Incyte, dated September 24, 2021 (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, as filed with the SEC on November 15, 2021).

99.1	Updated risk factor disclosure
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNDAX PHARMACEUTICALS, INC.

By:	/s/ Briggs W. Morrison, M.D.
Briggs W. Morrison, M.D.
Chief Executive Officer

Dated: December 9, 2021